UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2006

Hillenbrand Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1069 State Route 46 East, Batesville, Indiana		47006-8835
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 934-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2006, the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Hillenbrand Industries, Inc. approved the payment of a bonus to Rolf A. Classon in connection with the end of Mr. Classon's term as Interim President and Chief Executive Officer of Hillenbrand. As previously disclosed, the employment agreement between Mr. Classon and Hillenbrand provided that Mr. Classon would be entitled to receive a bonus at the end of the term of his employment as Interim President and Chief Executive Officer of (i) $382,500 (the "Guaranteed Bonus") plus (ii) up to $382,500 based upon the achievement by Hillenbrand during Mr. Classon's employment of certain objectives determined by the Committee (the "Incentive Bonus Opportunity"). The performance goals established by the Committee for evaluation of Mr. Classon in connection with the Incentive Bonus Opportunity included:
• Progress in line with plans with respect to the restructuring activities announced by Hillenbrand in the fourth quarter of fiscal 2005;
• Timely completion of the search for a permanent President and Chief Executive Officer;
• Financial performance in line with Hillenbrand's business plans and guidance; and
• Other subjective goals relating to the business of Hillenbrand and its Hill-Rom subsidiary.

Based upon Hillenbrand's performance with respect to these performance goals during the term of Mr. Classon's employment as Interim President and Chief Executive Officer, the Committee approved the payment to Mr. Classon of a bonus of $765,000, representing the full amount of the Incentive Bonus Opportunity plus the Guaranteed Bonus.

In addition, on March 16, 2006, Hillenbrand agreed to provide supplemental benefits to Kenneth A. Camp, Senior Vice President of Hillenbrand and President and Chief Executive Officer of Hillenbrand's Batesville Casket Company subsidiary, under Hillenbrand's Supplemental Executive Retirement Plan ("SERP"). The agreement provides that if Mr. Camp remains employed by Hillenbrand or Batesville for the entire four-year period beginning on March 16, 2006 and his employment is not thereafter terminated for "cause" (as defined in the employment agreement between Batesville and Mr. Camp), then for benefit calculation purposes under the SERP, Mr. Camp will be credited with an additional four years of service earned under the SERP (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period). Also under this agreement, if during the four-year period beginning March 16, 2006 (i) Mr. Camp's employment with Hillenbrand or Batesville is terminated after March 16, 2007 due to disability or death, (ii) Mr. Camp's employment with Hillenbrand or Batesville is terminated after March 16, 2007 without "cause" (as defined in Mr. Camp's employment agreement) or by Mr. Camp for "good reason" (as defined in Mr. Camp's employment agreement), (iii) a "change in control" (as defined in the SERP) of Hillenbrand occurs, or (iv) a sale, transfer or disposition of substantially all of the assets or capital stock of Batesville occurs, then Mr. Camp will be credited with one additional year of service under the SERP for each full year worked during the four-year period beginning March 16, 2006 (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period).

Additionally, on March 16, 2006, Hillenbrand awarded to Mr. Camp 18,671 restricted stock units (otherwise known as deferred stock awards) under Hillenbrand's Stock Incentive Plan. These restricted stock units will vest in 15% increments on the day after each of the first, second and third anniversaries of the date of the award, with the remaining 55% vesting on the day after the fourth anniversary of the date of the award. The restricted stock units will vest earlier upon (A) the occurrence of any one of the following events: (i) Mr. Camp's employment with Hillenbrand, one of its subsidiaries or one of their respective divisions is terminated by the applicable entity without "cause" (as defined in Mr. Camp's employment agreement) or Mr. Camp's termination of employment is for "good reason" (as defined in Mr. Camp's employment agreement) or (ii) termination of Mr. Camp's employment with Hillenbrand, one of its subsidiaries or one of their respective divisions by reason of disability or death, or (B) the occurrence of (i) a Change in Control (as defined in the Stock Incentive Plan), or (ii) a sale, transfer or disposition of substantially all of the assets or capital stock of a subsidiary or division of Hillenbrand or one of its subsidiaries for whom Mr. Camp is employed at the time of such Change in Control, sale, transfer or disposition.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
10.1 Letter to Kenneth A. Camp Regarding Supplemental Benefit Under Supplemental Executive Retirement Plan.
10.2 Stock Award between Hillenbrand Industries, Inc. and Kenneth A. Camp dated effective March 16, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hillenbrand Industries, Inc.

March 17, 2006	By:	Gregory N. Miller

Name: Gregory N. Miller
Title: Senior Vice President and Chief Financial Officer

Hillenbrand Industries, Inc.

March 17, 2006	By:	Richard G. Keller

Name: Richard G. Keller
Title: Vice President - Controller and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	Letter to Kenneth A. Camp Regarding Supplemental Benefit Under Supplemental Executive Retirement Plan.
10.2	Stock Award between Hillenbrand Industries, Inc. and Kenneth A. Camp dated effective March 16, 2006.